SonicWALL, Inc.

DEFERRED COMPENSATION PLAN

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SonicWALL
DEFERRED COMPENSATION PLAN

WHEREAS, the Company has established this Deferred Compensation Plan for a select group of management or highly compensated employees; and

WHEREAS, this Deferred Compensation Plan, as amended and restated, is intended to comply with Section 409A of the Internal Revenue Code;

NOW, THEREFORE, as of August 8, 2008, this Plan is hereby amended and restated to read as follows:

ARTICLE I

TITLE AND DEFINITIONS

1.1 Definitions.  Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a) “Account” or “Accounts” shall mean all of such accounts as are specifically authorized for inclusion in this Plan.

(b) “Bankruptcy Court Approval” means the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A).

(c) “Base Salary” shall mean a Participant’s annual base salary, excluding bonus, commissions, incentive and all other remuneration for services rendered to Company and prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.

(d) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death.  No beneficiary designation shall become effective until it is filed with the Committee.  Any designation shall be revocable at any time through a written instrument filed by the Participant with the Committee with or without the consent of the previous Beneficiary.  No designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented to in writing by such spouse.  If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary.  If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary.  In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder.  In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides.  If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.  Payment by Company pursuant to any unrevoked Beneficiary designation, or to the Participant’s estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of Company.

(e) “Board of Directors” or “Board” shall mean the Board of Directors of Company or, in the case of a delegation from the Board, the Compensation Committee of the board of Directors of the Company.

(f) “Bonuses” shall mean the bonuses earned as of the last day of the Plan Year, provided a Participant is in the employ of the Company on the last day of the Plan Year.

(g) “Change of Control” shall mean a change in ownership or effective control of the Company or in the ownership of a substantial portion of the Company’s assets, as defined under Code Section 409A.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i) “Code Section 409A” shall mean Code Section 409A and the final Treasury regulations and other official guidance promulgated thereunder.

(j) “Code Section 409A Distribution” shall mean a distribution pursuant to Section 6.16 hereof.

(k) “Commission” shall mean sales commission draws and any “sales commission compensation” as such term is defined in Treasury Regulation §1.409A-2(a)(12)(i).

(l) “Committee” shall mean the Committee appointed by the Board to administer the Plan in accordance with Article VII.

(m) “Company” shall mean SonicWALL.

(n) “Compensation” shall be (i) for employee Participants, Base Salary, Bonus, Commissions, and (ii) for Outside Director Participants, Directors’ meeting fees and retainers.  Compensation does not include any severance payments or benefits.

(o) “Corporate Dissolution” shall mean a dissolution of the Company that is taxed under Code Section 331.

(p) “Deferral Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (1) the portion of the Participant’s Compensation that he or she elects to defer, and (2) earnings and losses pursuant to Section 4.1.

(q) “Disability” shall mean the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(r) “Distributable Amount” shall mean the balance in the Participant’s Deferral Account.

(s) “Domestic Relations Order” shall mean a court order that qualifies as a domestic relations order under Code Section 414(p)(1)(B).

(t) “Effective Date” shall mean, for Employee Participants, June 21, 2004, and for Outside Director Participants, July 1, 2004.

(u) “Eligible Service Provider” shall mean (i) a group identified by the Committee as highly compensated employees, and (ii) Outside Directors.

(v) “Entry Date” shall mean (i) January 1, which is also the Entry Date for employees who are promoted, transferred or given a base salary increase so as to become an Eligible Service Provider (whether for the first time or for the second or more time) and for re-hires who were previously Eligible Service Providers, (ii) for new employees who are Eligible Service Providers (including re-hires who were not previously Eligible Service Providers), the first day of the next payroll period commencing after the next paydate following receipt of their deferral election by the Company; provided, however, that such new employee’s deferral election must be submitted no later than 30 days following their becoming newly eligible on the first day of the month following their start date, or (iii) for Outside Directors who are Eligible Service Providers for the first time, the first day of the next Company fiscal quarter following their becoming an Outside Director; provided, however, that such new Outside Director’s deferral election must be submitted no later than 30 days following their becoming a newly eligible Outside Director.

(w) “FICA Amount” shall mean the aggregate Federal Insurance Contributions Act (FICA) tax imposed on any Account under Code Sections 3101, 3121(a) and 3121(v)(2), as applicable and any corresponding tax withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA amount.

(x) “Fund” or “Funds” shall mean one or more of the investment funds selected by the Committee pursuant to Section 3.2(b).

(y) “Initial Election Period” shall mean  (i) for newly hired Eligible Service Providers who are eligible for the first time, the thirty (30) day period measured from the date upon which the Eligible Service Provider becomes eligible to participate in the Plan and any other non-qualified deferred compensation plans required to be aggregated with the Plan under Code Section 409A, which eligibility date is the first day of the month following their start date; and (ii) for all other Eligible Service Providers (including Eligible Service Providers who formerly were Eligible Service Providers), no later than the due date for the irrevocable enrollment forms during the annual open enrollment period of each year (the “Annual Open Enrollment Period”) held prior to the beginning of the Plan Year for which the election is effective.  Elections shall remain in effect for successive Plan years unless modified or revoked (with respect to future Plan Years only) in a subsequent Annual Open Enrollment Period.

(z) “Interest Rate” shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each month.

(aa) “Outside Director” shall mean a member of the Board whom is not a Company employee.

(bb) “Participant” shall mean any Eligible Service Provider who becomes a Participant in this Plan in accordance with Article II and maintains an account balance.

(cc) “Payment Date” shall mean (i) in the case of a Participant who has elected a Scheduled Withdrawal Date, a payment commencing on or about February 15 of the year(s) elected (but not in any other calendar year); or (ii) for any other Participant, on or about the month following the Participant’s Separation From Service (but always in the same year as the Separation From Service, except if the Separation From Service is in December, in which case the Payment Date shall mean a payment commencing on or about January 15 of the following year (and shall be paid within such following year).  The amount distributed will be based on the valuation of the Account as determined on the last business day of the prior month.

(dd) “Plan” shall be this SonicWALL Deferred Compensation Plan.

(ee) “Plan Year” shall mean January 1 to December 31; provided, however that the first Plan Year shall be a short plan year from the Effective Date to December 31, 2004.

(ff) “Retirement” means the Participant’s Separation From Service at age 55 or later following at least five Years of Service.

(gg) “Scheduled Withdrawal Date” shall mean the distribution date elected by the Participant for an in-service withdrawal of amounts from such Accounts deferred in a given Plan Year, and earnings and losses attributable thereto, as set forth on the election form for such Plan Year.

(hh) “Separation From Service” shall mean a separation from service as defined under Code Section 409A.  For this purpose, the employment relationship will be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence, except that if the period of such leave exceeds six (6) months and the Participant does not retain a right to re-employment under an applicable statute or by contract, then the employment relationship will be deemed to have terminated on the first day immediately following such six-month period.  A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company.

(ii) “Specified Employee” shall mean a Participant who, as of the date of his or her Separation from Service, is a key employee of the Company.  For this purpose, a Participant is a key employee if he or she meets the requirements of Code section 416(i)(1)(A)(i), (ii) or (iii) (disregarding Code section 416(i)(5)).  As of 2008, this generally includes (i) the top fifty (50) Company officers with compensation greater than $150,000 per year, (ii) a 5% owner of the Company, or (iii) a 1% owner of the Company with compensation greater than $150,000 per year.  For purposes of the preceding sentence, “compensation” means compensation as such term is defined in the 401(k) Plan for Code section 415 purposes.  The determination of who is a Specified Employee shall be made on December 31 of each year and shall include any employee who qualified as a Specified Employee at any time during the preceding twelve-month period.  Once so determined, the list of Specified Employees shall be initially effective on the following April 1 and shall remain effective for twelve months (i.e., through March 31 of the following year).

(jj) “Trust” shall mean the Company Deferred Compensation Plan Trust.

(kk) “Trustee” shall mean the trustee of the Trust.

(ll) “Unforeseeable Emergency” shall mean (a) a severe financial hardship to a Participant resulting from an illness or accident of the Participant or his or her spouse, Plan I beneficiary or dependent (as defined in section 152 of the Code, but without regard to subsections (b)(1), (b)(2) and (d)(1)(B) thereof), (b) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(mm) “Year of Service” shall mean a period of 12 consecutive months during which the Participant is employed by the Employer or serves as a Board member.  Service commences on the date the Participant first commences service for the Employer and ends on the date that the Participant quits, retires, is discharged, is determined to be Totally Disabled or dies.

ARTICLE II

PARTICIPATION

2.1 Participation Date.  An Eligible Service Provider shall become a Participant in the Plan by completing such requirements as are designated by the Company, including but not limited to:

(a) Timely electing to defer a portion of his or her Compensation in accordance with Section 3.1,

(b) Completing an investment election form as set forth in Section 3.2, and

(c) Filing a life insurance application form, if applicable.

An Eligible Service Provider who completes the requirements of the preceding sentence shall commence participation in this Plan as of the next applicable Entry Date.

2.2 Resumption of Participation Following Return to Service.  If a Participant ceases to be an Eligible Service Provider and thereafter becomes an Eligible Service Provider again, he or she will again become a Participant as of the Entry Date following the date on which he or she again became an Eligible Service Provider, provided he or she satisfies the requirements set forth in Section 2.1.  Any scheduled Plan payments the Participant has been receiving shall continue to be paid as previously scheduled.

2.3 Change in Employment Status.  If any employee Participant continues in the employ of the Employer but ceases to be an Eligible Service Provider, the individual shall continue to be a Participant until the entire amount of his benefit is distributed; provided, however, the individual shall not be entitled to make Compensation deferrals during the period that he is not an Eligible Service Provider.  In the event that the individual subsequently again becomes an Eligible Service Provider, the individual may resume full participation on the next January 1 Entry Date in accordance with Section 3.1.

ARTICLE III

DEFERRAL ELECTIONS

3.1 Elections to Defer Compensation.

(a) Annual Open Enrollment.  Prior to the beginning of each Plan Year, each Eligible Service Provider (including newly eligible Eligible Service Providers who were formerly Eligible Service Providers) may elect to execute a compensation reduction agreement with the Employer to reduce his or her Compensation by a specified percentage not exceeding, (i) for Eligible Employees, 80% of their Base Salary and 100% of their other Compensation, and (ii) for Outside Directors, 100% of their Compensation.  Such agreement shall become irrevocable as of the last day of the calendar year in which it is made and shall be effective, with respect to Eligible Employees, with the first payday in the following Plan Year and with respect to Outside Directors, with the first day of service in the following Plan Year.  Except with respect to payroll periods that cross-over from one calendar year to the next, the election shall not be effective with respect to Compensation relating to services already performed.  With respect to Compensation that qualifies as a Commission, the services relating to such Compensation shall be deemed performed in the year in which the customer pays the Company.  An election once made will remain in effect for paydays falling in the duration of the Plan Year.  After the beginning of a Plan Year, a Participant will not be permitted to change, terminate or revoke his or her Compensation Deferral election for such Plan Year, except to the limited extent provided for in Sections 6.6 (relating to the automatic cessation of deferrals for the remainder of the Plan Year in the event of an Unforeseeable Emergency distribution) and 7.2 (providing for the automatic cessation of deferrals on and after a Change of Control).   Amounts credited to a Participant’s Account prior to the effective date of any new election will not be affected and will be paid in accordance with that prior election.

(b) Newly Eligible Service Providers.  The same rules as in Section 3.1(a) above shall also apply to individuals who become Eligible Service Providers for the first time, except (i) such new Eligible Service Providers shall have no more than thirty (30) days following their becoming eligible for the first time under the Plan or any other non-qualified deferred compensation plans of the Employer required to be aggregated with the Plan in which to elect to have their Compensation reduced, and (ii) the agreement shall become effective, with respect to Eligible Employees, with the first full payroll period commencing following the receipt of their election by the Company and with respect to Outside Directors, with the first day of service following the receipt of their election by the Company.  Newly eligible Outside Directors may not, however, defer quarterly fees payable on account of the Company’s fiscal quarter in which the election is made.

(c) Commissions and Bonuses Payable in a Subsequent Year.  If Commissions or Bonuses are earned in one calendar year and would normally be paid in the first quarter of the ensuing calendar year, they shall be deferred and distributed based upon the election made by the Eligible Service Provider in the open enrollment period in the year prior to the year in which they was earned.  For newly Eligible Service Providers, any such Commissions and Bonuses shall be deferred and distributed based upon their initial election made with respect to the year in which it was earned (or the year in which it was paid to the Company, with respect to Commissions); provided, however, that such election may apply to no more than the total amount of such Compensation multiplied by the ratio of the number of days remaining in the applicable performance period after such election becomes irrevocable over the total number of days in the applicable performance period.

EXAMPLE: In the December, 2007 open enrollment period, an Eligible Service Provider elects to defer 75% of her annual bonus for 2008.  The 2008 annual bonus is normally paid in March, 2009.  The deferral and distribution of her 2008 annual bonus otherwise payable in March 2009 are controlled by her election made in the 2007 open enrollment period.

(d) Year-End Cross-Over Payroll Periods.  Paydays relating to periods of service that cross-over the calendar year end shall be covered by the Participant’s deferral election in effect for the later year, consistently with the default rules under Treasury Regulation §1.409A-2(a)(13).

(e) Limitation on Deferral Changes.  The dollar amount of any Plan deferrals shall not be reduced or increased during any Plan Year by virtue of any Participant election to increase, decrease or terminate his or her rate of deferral in any other employee benefit plan, including the Company’s employee stock purchase plan; except as permitted by Code Section 409A with respect to changes in deferral elections under the Company’s 401(k) Plan and Code section 125 flexible benefits plan (or as otherwise permitted under Code Section 409A).

(f) General Rules.  Employee Participant deferrals shall be reduced by the amount(s), if any, which may be necessary to satisfy all applicable income and employment tax withholding and FICA contributions;

(g) 401(K) Plan Deferrals.  Any deferral elections made under the Company’s 401(k) Plan shall be determined based on the employee Participant’s compensation after reduction for the Deferral Amounts made pursuant to the Plan.

3.2 Investment Elections.

(a) At the time of making the deferral elections described in Section 3.1, the Participant shall designate, on a form provided by the Committee, the types of investment funds in which the Participant’s Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account.  In making the designation pursuant to this Section 3.2, the Participant may specify that all or any multiple of his or her Account be deemed to be invested, in whole percentage increments, in one or more of the types of investment funds provided under the Plan as communicated from time to time by the Committee.  On a form provided by the Committee, a participant may change each of the investment allocations while employed or after termination.  Changes made by the 25th day of any month will be effective the first business day of the month following receipt of the change.  If a Participant fails to elect a type of fund under this Section 3.2, he or she shall be deemed to have elected the Money Market type of investment fund.

(b) The Committee shall select from time to time, in its sole and absolute discretion, commercially available investments of each of the types communicated by the Committee to the Participant pursuant to Section 3.2(a) above to be the Funds.  The Interest Rate of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article IV.

(c) Special 2005 Elections.

(i) In accordance with Internal Revenue Service Notice 2005-1, Q&A-21, Participants may make a deferral election with respect to 2005 Compensation that has not been paid or become payable at the time of election, and superseding their prior election, if any, with respect to such Compensation, on or before March 15, 2005, or such earlier time as is determined by the Committee (or its designee) in its sole discretion.

(ii) In accordance with Internal Revenue Service Notice 2005-1 and the proposed Treasury regulations promulgated under Code Section 409A, and notwithstanding any contrary provision of the Plan, a Participant may elect to rescind or reduce his or her 2005 Compensation deferral election made under Section 3.1 by filing a form specified by the Committee (or its designee) with the Committee (or its designee) no later than December 31, 2005, or such earlier time as is determined by the Administrator (or its designee), in its sole discretion.  The amount subject to such election shall be distributed to the Participant in a single lump sum payment of cash (or its equivalent) in calendar year 2005 or, if later, the Participant’s taxable year in which the amount becomes earned and vested.

ARTICLE IV

DEFERRAL ACCOUNTS AND TRUST FUNDING

4.1 Deferral Accounts.  The Committee shall establish and maintain a Deferral Account for each Participant under the Plan.  Each Participant’s Deferral Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to an investment fund elected by the Participant pursuant to Section 3.2(a).  A Participant’s Deferral Account shall be credited as follows:

(a) On the third business day after amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the investment fund subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund;

(b) Each business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Interest Rate for the corresponding fund selected by the Company pursuant to Section 3.2(b).

(c) In the event that a Participant elects for a given Plan Year’s deferral of Compensation to have a different time and/or method of distribution than in a prior Plan Year, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such Plan Year’s deferral of Compensation.

4.2 Trust Funding.  The Company has created a Trust with First American Trust.  The Company shall cause the Trust to be funded each year.  The Company shall contribute to the Trust an amount equal to the amount deferred by each Participant.

Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company.  Any assets held in the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of insolvency as defined in Section 3.1 of the Trust.

The assets of the Plan and Trust shall never inure to the benefit of the Company and the same shall be held for the exclusive purpose of providing benefits to Participants and their Beneficiaries and for deferring reasonable expenses of administering the Plan and Trust.

ARTICLE V

VESTING

A Participant shall be 100% vested in his or her Deferral Account.

ARTICLE VI

DISTRIBUTIONS

6.1 Certain Distributions to Participants and Beneficiaries

(a) Earliest Distributions.

(i) Regular Participants.  Except as permitted by the Plan and Code Section 409A in connection with a Change of Control Event, a Corporate Dissolution, pursuant to a Bankruptcy Court Approval, a conflicts of interest or ethics rule distribution under Section 6.13, a FICA and related income tax distribution under Section 6.14, a state, local or foreign tax distribution under Section 6.15, or a Code Section 409A Distribution, in no event may the account of a Participant who is not a Specified Employee be distributed earlier than (i) the Participant’s Separation From Service, (ii) the Participant’s Disability, (iii) the Participant’s death, or (iv) a specified time under Section 6.7 hereunder, (v) a Change in Control, (vi) the occurrence of an Unforeseeable Emergency, or (vii) as required to satisfy a Domestic Relations Order.

(ii) Specified Employee Participants.  Except as permitted by the Plan and Code Section 409A in connection with a Change of Control Event, a Corporate Dissolution, pursuant to a Bankruptcy Court Approval, a conflicts of interest or ethics rules distribution under Section 6.13, a FICA and related income tax distribution under Section 6.14, a state, local or foreign tax distribution under Section 6.15, or a Code Section 409A Distribution, in no event may a Specified Employee’s account be distributed earlier than (i) six (6) months following the Specified Employee’s Separation From Service (or if earlier, the Specified Employee’s death), (ii) the Specified Employee’s Disability, (iii) the Specified Employee’s death, (iv) a specified time under Section 6.7 hereunder, (v) a Change in Control, (vi) the occurrence of an Unforeseeable Emergency, or (vii) as required to satisfy a Domestic Relations Order.  In the event a Specified Employee’s Plan distributions are delayed due to the six-month delay requirement, the amounts otherwise payable to the Specified Employee during such period of delay shall be paid on a date that is at least six months and one day following Separation From Service, but no later than the end of the calendar year in which such six month and one day period ends (or, if earlier, within 60 days following the death of the Specified Employee).  The Participant’s other scheduled distributions, if any, shall not be affected by the period of delay.

(b) Lump-Sum or Installment Payment Initial Elections Upon Separation From Service.  At the same time their initial elections for any Plan Year are made, Participants shall elect to have their Compensation deferrals for that Plan Year paid out following their Separation From Service in one of the following forms of payment:

(1) Lump sum cash payment; or

(2) Two to five substantially equal annual installments; or

(3) Only upon a Separation From Service due to a Participant’s Retirement or Disability, two to fifteen substantially equal annual installments.
In no event shall any Plan payments be made later than December 31 of the fifteenth year following the year in which the Participant had a Separation From Service pursuant to Retirement or Disability or later than December 31 of the fifth year following the year in which the Participant had a Separation From Service for any other reason.  Any payments scheduled to be made later shall instead be paid out in the fifteenth year (for Retirement or Disability) or fifth year (for other Separations From Service) following the year in which the Participant had a Separation From Service.

(c) Other Plan Payments.  All Plan payments not specified in Section 6.1(b), except for certain scheduled in-service withdrawals as specified in Section 6.7, shall be made in the form of a lump-sum payment.

(d) Installment Payments Treated as Single Payments.  All installment payments under the Plan are considered a single payment for purposes of complying with Code Section 409A.

(e) 2008 Special Election. Notwithstanding the foregoing, a Participant may change a previous election with respect to one or more of the 2005, 2006, 2007 or 2008 Plan Years, provided that the deferred amounts with respect to any such Plan Year is not scheduled to be distributed in whole or in part prior to January 1, 2009, and further provided that such new election cannot provide for a distribution in whole or in part in calendar year 2008. Such election shall be made in the manner and at the time determined by the Committee, but in no event may such election be made after December 7, 2008.

6.2 Small Account Lump-Sum Distribution.  If, on the date of a Participant’s Separation From Service, their Plan Account is less than $25,000, then their Account shall be distributed in a lump-sum in the month following such Participant’s Separation From Service (but in the same calendar year as such Separation From Service), or, if the Participant is a Specified Employee, on the date that is six months and one day following such Participant’s Separation From Service (or, if earlier, within 60 days following the death of the Specified Employee).

6.3 Subsequent Election to Delay or Change Form of Payment.

(a) A Participant’s initial election to receive a distribution may be delayed or the form of payment changed by filing an election, in the form required by the Committee, at least one year in advance of the date upon which any distribution would otherwise have been made pursuant to the prior election.  Such election shall not be effective for a period of one year, and must delay the initial payment by a period of at least five years, but may not result in any payment being made more than then five years following the year in which a Separation From Service occurs other than pursuant to a Participant’s Retirement or Disability or more than fifteen years following the year in which a Separation From Service occurs pursuant to a Retirement or Disability.  With respect to scheduled in-service distributions under Section 6.7, any such election may not result in annual installment payments being made over more than a five year period.  In the absence of such timely filed election, the value of such Participant’s Account shall be distributed in accordance with their previously timely filed Account election.

(b) Because Plan installment payments are considered a single payment for purposes of Code Section 409A, a subsequent election may accelerate the method of distribution.  For example, if a Participant initially elected to receive Retirement or Disability payments in five annual installments following her Separation From Service, she could make a timely election to instead take a lump-sum distribution five years following her Separation From Service.  Moreover, a subsequent election may change a lump-sum distribution to an installment election, so long as, in either case, the initial payment is delayed for a period of at least five (5) years, the election is not effective for one (1) year and is made at least one (1) year in advance of the date upon which the first distribution would have otherwise been made.

(c) Because installment payments are treated as a single payment, any subsequent election must apply to all of the installment payments.  For example, if a Participant initially elected to receive Retirement or Disability payments in five annual installments following her Separation From Service, the Participant may not elect to defer the 1st, 2d, 3rd and 5th installments only, but must also defer the 4th installment.

6.4 Distribution Timing.  Installment distributions shall commence, and lump-sum distributions shall be made on the Payment Date, or, for Specified Employees (or their estates or beneficiaries), if later, at least six months and one day after the date upon which they incur a Separation From Service, but no later than the end of the calendar year in which such six month and one day period ends or, if earlier, upon their death.  Subsequent installment payments, if any shall be made on or about each anniversary of the Payment Date, but always in the same calendar year as the anniversary of the Payment Date.

6.5 Installment Amounts.  For purposes of this Section 6, installment payments shall be determined by dividing the value of the Participant’s Account at the time of such installment by the number of payments remaining.

6.6 Unforeseeable Emergency Distributions.  With the consent of the Committee, a Participant may withdraw up to one hundred percent (100%) of his or her Account as may be required to meet a sudden Unforeseeable Emergency of the Participant.  Such distribution may only be made if the amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  A Participant who receives an Unforeseeable Emergency distribution shall not be eligible to make Plan deferrals until the following Plan Year.

6.7 Scheduled In-Service Distribution.  A Participant may elect, as provided in his or her Participant deferral election, to receive one or more scheduled in-service (i.e., commencing while employed by the Company, or, for outside director Participants, while serving as a Board member) distributions relating to the Plan Year to which the deferral election relates.  Such in-service distributions may only be scheduled for years at least two full calendar years following the end of the calendar year to which the deferrals relate.  Participants may elect to receive in-service distributions of deferrals in a lump-sum or in annual installments of  from two to five years.

EXAMPLE: In the December, 2008 open enrollment period, an Eligible Participant elects to receive an in-service distribution of 50% of her 2009 plan deferrals, plus earnings and losses thereon, in 2012.  This includes an annual bonus payable in 2010 but earned in 2009.  Because the scheduled in-service distribution is at least two full calendar years following the end of 2009 (the end of the year to which the deferrals relate), the election is permissible.

Each scheduled in-service distribution may only be postponed in accordance with Section 6.3 hereof.  In the event a Participant incurs a Separation From Service prior to receiving the first scheduled payment, then the scheduled in-service distribution election shall be without further force and effect and the applicable Separation From Service distribution provisions of the Plan and the Participant’s deferral election shall control.  Similarly, in the event a Participant incurs a Separation From Service after receiving the first scheduled in-service distribution payment, and if the Separation From Service is not pursuant to Retirement or Disability, then any scheduled future installments of the in-service distribution election shall be without further force and effect and the applicable Separation From Service distribution provisions of the Plan and the Participant’s deferral election shall control.  If, however, a Participant incurs a Separation From Service after receiving their first scheduled in-service distribution payment, then the scheduled in-service distributions will be made according to their schedule and will take precedence over the Participant’s other deferral elections; provided, however, that the first scheduled payment following the Separation From Service for a Specified Employee shall be paid on a date that is at least six months and one day following Separation From Service, but no later than the end of the calendar year in which such six month and one day period ends (or, if earlier, upon the death of the Specified Employee).

6.8 Death.  If a Participant dies prior to undergoing a Separation From Service, his or her designated Beneficiary or Beneficiaries will receive the balance of his or her Account in a lump-sum in accordance with Section 6.4.  Distribution to the Beneficiary or Beneficiaries will be made as soon as administratively practical in the month following the Committee’s receipt of satisfactory proof of the Participant’s death.  A Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries by giving notice to the Committee on a form designated by the Committee (spousal consent to such change may be required on the form designated by the Committee).  If more than one person is designated as the Beneficiary, their respective interests shall be as indicated on the designation form.  If upon the death of the Participant there is, in the opinion of the Committee, no designated Beneficiary for part or all of the Participant’s Account, the amount as to which there is no designated Beneficiary will be paid to his or her surviving spouse or, if none, to his or her estate (such spouse or estate shall be deemed to be the Beneficiary for purposes of the Plan) as soon as is practicable.

6.9 Notice to Trustee.  The Committee will notify the Trustee in writing whenever any Participant or Beneficiary is entitled to receive benefits under the Plan.  The Committee’s notice shall indicate the form, amount and frequency of benefits that such Participant or Beneficiary shall receive.

6.10 Time of Distribution.  In no event will distribution to a Participant be made later than the date specified by the Participant in his or her election to defer Compensation; provided, however, that if a Participant is a Specified Employee, his or her election shall be subject to the six (6) month distribution delay requirements of the Plan and Code Section 409A.

6.11 Limitation on Distributions to Covered Employees Prior to a Change of Control.  Notwithstanding any other provision of this Article VI, in the event that, prior to a Change of Control, the Participant is a “covered employee” as that term is defined in Section 162(m)(3) of the Code, or would be a covered employee if his or her Account were distributed in accordance with his or her election, and the Committee reasonably anticipates that Participant’s scheduled Plan distributions would cause the Employer to forego an income tax deduction with respect to such distribution by virtue of Code Section 162(m), then such Participant’s distributions shall be delayed until the earlier of (i) the earliest date at which the Committee reasonably anticipates that the Employer’s deduction related to the distribution will not be limited by virtue of Code Section 162(m), or (ii) the calendar year in which the Participant undergoes a Separation From Service, subject to complying with any six (6) month distribution delay requirements of this Plan and Code Section 409A.

6.12 Domestic Relations Order Distributions.  The Committee, in its sole discretion, may accelerate a payment (or payments) make such payments to an individual other than the Participant as necessary to comply with the terms of a Domestic Relations Order.

6.13 Conflicts of Interest and Ethics Rules Distributions.  The Committee, in its sole discretion, may accelerate a payment (or payments) as necessary (i) for any U.S. federal officer or employee in the executive branch of the U.S. federal government to comply with an ethics agreement with the U.S. federal government, or (ii) to avoid violating a U.S. federal, state, local or foreign ethics law or conflicts of interest law, as specified under Code Section 409A.

6.14 FICA and Related Income Tax Distribution.  The Committee, in its sole discretion, may permit a distribution from a Participant’s Account sufficient to pay any FICA Amounts due upon the vesting of any Company contribution as well as to satisfy the income tax withholding requirements with respect to the FICA Amount and income tax payments under this

Section 6.14.  In no event may the total payment under this Section 6.14 exceed the aggregate of the FICA Amount and the related income tax withholding.

6.15 State, Local and Foreign Tax Distribution.  The Committee, in its sole discretion, may permit a distribution from a Participant’s Account sufficient to pay any state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan prior to the scheduled distribution of such amount.  In the event the Committee exercises such discretion, the Committee may also permit a distribution sufficient to pay related income tax withholding in accordance with Code Section 409A.  In no event may the total payment under this Section 6.15 exceed the aggregate amount of such taxes due.

6.16 Code Section 409A Distribution.  In the event that the Plan fails to satisfy the requirements of Code Section 409A, then the Committee, in its sole discretion, may permit a distribution from a Participant’s Account up to the maximum amount required to be included in income as a result of the failure to comply with Code Section 409A.

6.17 Tax Withholding.  Payments under this Article VI shall be subject to all applicable withholding requirements for state and federal income taxes and to any other federal, state or local taxes that may be applicable to such payments.

6.18 Inability to Locate Participant.  In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the entire amount allocated to the Participant’s Deferral Account shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

ARTICLE VII

CHANGE OF CONTROL

7.1 No New Participants Following Change of Control.  No individual may commence participation in the Plan following a Change of Control.

7.2 Discretionary Termination and Accelerated Plan Distributions 30 Days Prior to or Within 12 Months Following a Change in Control.  Notwithstanding any other Plan provisions, the Board, in its sole discretion, may terminate the Plan and accelerate all scheduled Plan distributions within 30 days prior to or 12 months following a Change in Control by means of an irrevocable election; provided that such termination and distribution acceleration complies with the requirements of Code Section 409A.

ARTICLE VIII

TERMINATION DUE TO CORPORATE DISSOLUTION OR PURSUANT TO BANKRUPTCY COURT APPROVAL

8.1 Corporate Dissolution.  The Board, in its sole discretion, may terminate the Plan and accelerate all scheduled Plan distributions within 12 months following a Corporate

Dissolution; provided that such termination and distribution acceleration complies with the requirements of Code Section 409A.

8.2 Bankruptcy Court Approval.  The Administrator, in its sole discretion, may terminate the Plan and accelerate all scheduled Plan distributions pursuant to Bankruptcy Court Approval; provided that such termination and distribution acceleration complies with the requirements of Code Section 409A.

ARTICLE IX

ADMINISTRATION

9.1 Committee.  A Committee shall be appointed by, and serve at the pleasure of, the Compensation Committee of the Board.  The number of members comprising the Committee shall be determined by the Compensation Committee of the Board, which may from time to time vary the number of members.  A member of the Committee may resign by delivering a written notice of resignation to the Compensation Committee of the Board.  The Board may remove any member by delivering a certified copy of its resolution of removal to such member.  Vacancies in the membership of the Committee shall be filled promptly by the Compensation Committee of the Board.  Following a Change of Control, however, the Board’s authority regarding the Committee shall automatically be transferred to the Committee, so that thereafter, only the Committee may take any actions affecting the Committee, including determining the number of members of the Committee, removing Committee members and appointing new members.

9.2 Committee Action.  The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee.  Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee.  A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant.  The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

9.3 Powers and Duties of the Committee.

(a) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1) To select the Funds in accordance with Section 3.2(b) hereof;

(2) The discretionary authority to construe and interpret the terms and provisions of this Plan;

(3) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(4) To maintain all records that may be necessary for the administration of the Plan;

(5) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(6) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(7) To appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(8) To take all actions necessary for the administration of the Plan.

9.4 Construction and Interpretation.  The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.  The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

9.5 Information.  To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

9.6 Compensation, Expenses and Indemnity.

(a) The members of the Committee shall serve without compensation for their services hereunder.

(b) Expenses and fees associated with the administration of the Plan shall be paid by the Company.

(c) To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct.  This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

9.7 Quarterly Statements.  Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Accounts no less frequently than on a quarterly basis.
disputes.

9.8 Claims Procedure.  If a Participant or Beneficiary (a “Claimant”) asserts a right to a benefit under the Plan which has not been received, the Claimant must file a written claim for such benefit with the Committee.  All other claims must be made in writing and filed with the Committee within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  Any claim must state with particularity the determination desired by the Claimant.  The claims and review procedure set forth in this Section 9.8 will be administered in accordance with ERISA Section 503.  Any written notice that is required to be given to the Claimant may, at the option of the Committee and in accordance with applicable guidance issued under ERISA Section 503, be provided electronically.

(a) Non-Disability Claims.

(i) Notification of Decision.  The Committee will consider a Claimant’s claim (other than a claim for benefits due to a Disability) (a “Non-Disability Claim”) within a reasonable time, but no later than ninety (90) days after its receipt of the claim, unless the Committee determines that special circumstances require an extension of time for processing the claim, in which case written notice of the extension will be furnished to the Claimant before the termination of the initial ninety (90) day period.  In no event will such extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.  The extension notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the Non-Disability Claim.  The Committee will notify the Claimant in writing:

(1) that the Claimant’s requested determination has been made, and that the Non-Disability Claim has been allowed in full; or

(2) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, which notice will set forth:

(A) the specific reason(s) for the denial of the Non-Disability Claim;

(B) specific reference(s) to pertinent provisions of the Plan upon which the denial was based;

(C) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(D) an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure; and

(E) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review (as set forth in Section 9.8(a)(iii).

(ii) On or before sixty (60) days after receiving a notice from the Committee that the Claimant’s Non-Disability Claim has been denied, in whole or in part, the Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  The Claimant (or the Claimant’s duly authorized representative):

(1) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in ERISA) to the Non-Disability Claim;

(2) may submit written comments or other documents to the Committee; and/or

(3) may request a hearing, which the Committee, in its sole discretion, may grant.

(iii) Decision on Review of the Non-Disability Claim.  The Committee will render its decision on review promptly, but not later than sixty (60) days after the Committee receives the Claimant’s timely written request for a review of the denial of the Non-Disability Claim.  If the Committee determines that special circumstances require an extension of time for reviewing the Non-Disability Claim, written notice of the extension will be furnished to the Claimant before the termination of the initial sixty (60) day period.  In no event will such extension exceed a period of sixty (60) days from the end of the initial sixty (60) day period.  The extension notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on review.  In rendering its decision, the Committee will take into account all comments, documents, records and other information submitted by the Claimant (if any) relating to the Non-Disability Claim, without regard to whether such information was submitted or considered in the initial Claim determination.  If the Committee wholly or partly denies the Non-Disability Claim on review, the Committee will provide written notice to the Claimant which will set forth:

(1) the specific reasons for the denial of the claim;

(2)  the specific reference(s) to the pertinent Plan provisions upon which the denial was based;

(3)  a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in ERISA) to his or her claim for benefits; and

(4) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

(b) Disability Claims.

(i) Notification of Decision.  The Committee will consider a Claimant’s claim for benefits due to a Disability (a “Disability Claim”) within a reasonable time, but no later than forty-five (45) days after its receipt of the Claim, unless the Committee determines that special circumstances require an extension of time to process the Claim, in which case written notice of the extension will be furnished to the Claimant before the termination of the initial forty-five (45) day period.  In no event will such extension exceed a period of thirty (30) days from the end of the initial forty-five (45) day period.  However, if the Committee determines that special circumstances require an additional extension of time to process the Disability Claim, the Committee will notify the Claimant in writing before the end of the initial thirty (30) day extension period.  In no event will such additional extension exceed a period of thirty (30) days from the end of the initial thirty (30) day extension period.  The extension notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the Disability Claim.  The extension notice also will explain the standards on which the entitlement to a benefit is based, the unresolved issues that prevent a decision on the Disability Claim and the additional information needed to resolve those issues, and notice that the Claimant will be afforded at least forty-five (45) days within which to provide the specified information.  The Committee will notify the Claimant in writing:

(1) that the Claimant’s requested determination has been made, and that the Disability Claim has been allowed in full; or

(2) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, which notice will set forth:

(A) the specific reason(s) for the denial of the Claim;

(B) specific reference(s) to pertinent provisions of the Plan upon which the denial was based;

(C) a description of any additional material or information necessary for the Claimant to perfect the Claim, and an explanation of why such material or information is necessary;

(D) an explanation of the Plan’s Claims review procedure and the time limits applicable to such procedure;

(E) a copy of any internal rule, guideline, protocol or other similar criteria relied on in denying the Claim or a statement that such rule, guideline, protocol or other similar criteria was relied on in denying the Claim and that a copy of it will be provided without charge upon request; and

(F) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review (as set forth in Section 9.8(b)(iii)).

(ii) Review of a Denied Disability Claim.  On or before one hundred eighty (180) days after receiving a notice from the Committee that the Claimant’s Disability Claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the Claim.  The Claimant (or the Claimant’s duly authorized representative):

(1) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in ERISA) to the Disability Claim;

(2) may submit written comments or other documents to the Committee; and/or

(3) may request a hearing, which the Committee, in its sole discretion, may grant.

(iii) Decision on Review of the Disability Claim.  The Committee will render its decision on review promptly, but not later than forty-five (45) days after the Committee receives the Claimant’s timely written request for a review of the denial of the Disability Claim, unless the Committee determines that special circumstances require an extension of time for processing the Claim, in which case written notice of the extension will be furnished to the Claimant before the termination of the initial forty-five (45) day period.  In no event will such extension exceed a period of forty-five (45) days from the end of the initial forty-five (45) day period.  The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on the Disability Claim.  In rendering its decision, the Committee will take into account all comments, documents, records and other information submitted by the Claimant (if any) relating to the Disability Claim, without regard to whether such information was submitted or considered in the initial Claim determination.  The review of the denied Disability Claim will not be conducted by the individual who decided the Claimant’s initial Claim nor the subordinate of such individual.  In deciding an appeal of any denied Disability Claim that is based in whole or in part on a medical judgment, the Committee will consult with a health care professional (who will neither be an individual who was consulted in connection with the initial Claim denial nor the subordinate of such individual) who has appropriate training and experience in the field of medicine involved in the medical judgment.  Any medical or vocational experts whose advice was obtained on behalf of the Committee in connection with the denial of the Disability Claim will be identified, regardless of whether the advice was relied upon in denying the Claim.  If the Committee wholly or partly denies the Disability Claim on review, the Committee will provide written notice to the Claimant which will set forth:

(1) the specific reasons for the denial of the Claim;

(2) specific reference(s) to the pertinent Plan provisions upon which the denial was based;

(3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in ERISA) to the Claimant’s Claim for benefits;

(4) a copy of any internal rule, guideline, protocol or other similar criteria relied on in denying the Claim or a statement that such rule, guideline, protocol or other similar criteria was relied on in denying the Claim and that a copy of it will be provided without charge upon request; and

(5) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE X

MISCELLANEOUS

10.1 Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company.  No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan.  Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company.  The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.  It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

10.2 Restriction Against Assignment.  The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation; provided, however, that a Deferral Account hereunder may be transferred to a Participant’s former spouse pursuant to Domestic Relations Order.  No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

10.3 Withholding.  There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan.  The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

10.4 Amendment, Modification, Suspension or Termination.  The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts.  If the Plan is terminated pursuant to this Section 10.4, then no further Compensation deferrals may be made under the Plan and the balances credited to the

Accounts of the affected Participants will be distributed to them at the time and in the manner set forth in Section 6.

10.5 Governing Law.  This Plan shall be construed, governed and administered in accordance with the laws of the State of California , except where pre-empted by federal law.

10.6 Receipt or Release.  Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company.  The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.7 Payments on Behalf of Persons Under Incapacity.  In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

10.8 Limitation of Rights and Employment Relationship.  Neither the establishment of the Plan and Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company or the trustee of the Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan and Trust.

10.9 Headings.  Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

10.10 Entire Agreement.  This Plan and any applicable deferral election forms constitute the entire understanding and agreement with respect to the Plan, and there are no agreements, understandings, restrictions, representations or warranties among Participants and the Company other than those as set forth or provided for therein.